EXHIBIT 5.1


                                             July 12, 2002

Xybernaut Corporation.
12701 Fair Lakes Circle
Fairfax, Virginia 22033

Gentlemen:

          We have acted as counsel to Xybernaut Corporation, a Delaware corporation (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "SEC") relating to the offering of an aggregate of 3,000,000 shares of the common stock, par value $.01 per share, of the Registrant (the "Shares"), issuable upon the exercise of options granted or to be granted pursuant to the Registrant's 2002 Stock Incentive Plan (the "2002 Plan").

          In rendering the opinions expressed below, we have examined originals or copies, satisfactory to us, of (i) the Registration Statement, (ii) the Registrant's Certificate of Incorporation, as amended to date (iii) the Registrant's By-laws, (iv) resolutions of the Registrant's board of directors approving the 2002 Plan, and (v) minutes from the Registrant's annual meeting held on June 18, 2002, at which the 2002 Plan was adopted by the stockholders of the Registrant. We have also reviewed such other matters of law and examined and relied upon all such corporate records and all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Registrant.

          Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

          Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the General Corporate Law of the State of Delaware and the United States of America.

          Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the exercise of options granted or to be granted under the 2002 Plan will be, when issued pursuant to the provisions of the 2002 Plan, validly issued, fully paid and non-assessable.


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          We  hereby  consent  to the  filing  of a copy of this  opinion  as an exhibit to the Registrant's Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.


                                 Very truly yours,


                                 /s/ JENKENS & GILCHRIST PARKER CHAPIN LLP